Exhibit 14.1

VENUS CONCEPT INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors of

Venus Concept Inc. (the “Company”), on November 7, 2019

INTRODUCTION

The Board of Directors (the “Board”) of the Company has adopted the following Code of Business Conduct and Ethics (this “Code”), which contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of the Company’s directors, officers, employees and consultants. In this Code, we refer to all of the Company’s officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires, and to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as the Company’s “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company’s head of Legal Department (“Head of Legal”). The Company has also established an Ethics Helpline that is available 24 hours a day, 7 days a week at +1 844-525-6476 or at www.whistleblowerservices.com/vero, which reports will be reviewed by the Head of Legal and subsequently reported to the Company’s Audit Committee (the “Audit Committee”). You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in addressing your questions or concerns.

Reporting Violations of the Code

All employees, consultants and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company. If you know of or believe there has been a violation of this Code, immediately report the conduct to your supervisor or the Head of Legal. The Company’s Head of Legal will work with you and your supervisor or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Company’s Head of Legal directly. You may also report known or suspected violations of the Code on the Ethics Helpline that is available 24 hours a day, 7 days a week at +1 844-525-6476 or at www.whistleblowerservices.com/vero. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor or the Company’s Head of Legal, as applicable, and the Company will protect your confidentiality to the extent possible, consistent with applicable law and the Company’s need to investigate your concern.

It is Company policy that any employee, consultant or director who violates this Code, or who directs or approves a violation of this Code, may be subject to appropriate discipline, which may include termination of employment or the consulting relationship or removal from the Board, as appropriate. This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees, consultants and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee, consultant or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee or consultant because the employee or consultant, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment or the consulting relationship, as applicable.

Waivers of the Code

Any waiver of this Code for the Company’s directors, executive officers or other principal financial officers may be made only by the Audit Committee (or, to the extent a waiver is sought by a member of the Audit Committee, by the Board) and will be disclosed to the public as required by law or the rules of The NASDAQ Stock Market LLC. Waivers of this Code for other employees or consultants may be made only by the Company’s Chief Executive Officer or Head of Legal and will be reported to the Audit Committee.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s, consultant’s or director’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

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Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).

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Improper Personal Benefits. No employee, consultant or director should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. For instance, no employee or consultant should make side deals with the Company’s customers in which the employee is separately compensated by the customer or a third party. Please see “Gifts and Entertainment” below for additional guidelines in this area.

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Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company. A “significant financial interest” includes (i) ownership of greater than 5% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

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Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company. This restriction does not apply to or prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

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Service on Boards and Committees. No employee or director should join, or serve on more than a temporary basis (more than six months) on, a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to materially conflict with those of the Company.

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Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or domestic partner; children and grandchildren; siblings, parents and grandparents; and in-laws, whether any such relationships are by blood or adoption and including any “step-” relations.

For purposes of this Code, a company is a “material” customer if the company has made one or more payments to the Company in the past year in the aggregate in excess of $300,000. A company is a “material” supplier if it has received one or more payments from the Company in the past year in the aggregate in excess of $300,000. If you are uncertain whether a particular company is a material customer or supplier, please contact the Company’s Head of Legal for assistance.

Conflict of interest issues concerning the Company’s directors will be addressed by the Company’s Audit Committee.

Disclosure of Conflicts of Interest

The Company requires that employees, consultants and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you reasonably believe that you have a conflict of interest, or something that others would reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Head of Legal. Your supervisor and the Head of Legal will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not prohibited in all cases, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee, consultant or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee, consultant or director may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company while employed by us or while serving as a director or a consultant to us.

If you are an employee or consultant, you should disclose to your supervisor at the Company the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Head of Legal and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity.

If you are a director, you should disclose to the Board the terms and conditions of the opportunity, and you may only pursue such opportunity if the Company declines to pursue such opportunity.

If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code; provided that any pursuit of such business opportunity shall not interfere in any way with or otherwise interrupt your work, duties and responsibilities as an employee, consultant or director of the Company.

CONFIDENTIAL INFORMATION

Employees, consultants and directors have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees, consultants and directors have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s or consultant’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Head of Legal.

GIFTS AND FAVORS

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. Company employees must act in a fair and impartial manner in all business dealings. Gifts and entertainment should further the business interests of the Company and not be construed as potentially influencing business judgment or creating an obligation.

Gifts must not be lavish or in excess of the generally accepted business practices of one’s country and industry.1 Gifts of cash or cash equivalents are never permitted. Requesting or soliciting personal gifts, favors, entertainment or services is unacceptable. Company employees should contact the Head of Legal to discuss if they are not certain that a gift is appropriate.

The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

FAIR DEALING

All employees, consultants and directors should endeavor to deal fairly and honestly with fellow Company personnel and with the Company’s vendors, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and many other aspects of our business and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data,

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In general, no gift, entertainment or business courtesy should be offered, given, provided or accepted unless it: (1) is not a gift of cash, stock or negotiable instruments, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Covered employees and members of their immediate families may not offer, give or receive gifts from persons or entities who deal with the Company: (a) in those cases where the gift would be illegal or result in a violation of law; (b) as part of an agreement to do anything in return for the gift, (c) if the gift has a value beyond what is normal and customary in the Company’s business; (d) if for directors, the gift is being made to influence the director’s actions as a member of the Board; or (e) if the gift could create the appearance of a conflict of interest.

measurement and performance records, electronic data files, personnel records, records relating to our intellectual property, product development and collaborations and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Each employee, consultant and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s, consultant’s or director’s control. A request for a copy of any such document retention policy or questions concerning any such policy should be directed to your supervisor, or the Head of Legal.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s Chief Financial Officer and other employees working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee, consultant and director has an obligation to comply with all laws, rules and regulations of the United States, and any other jurisdictions, that are applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, export control, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Company’s Head of Legal.

CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics and in compliance with all applicable laws. If you have any questions about these guidelines, please contact your supervisor or the Head of Legal or the Ethics Helpline that is available 24 hours a day, 7 days a week at 1-844-525-6476 or at www.whistleblowerservices.com/vero. The Company expects all of its employees, consultants and directors to adhere to these standards.

This Code, as applied to the Company’s principal financial officers, shall be the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time. The most current version of this Code is available on the Company’s website.

Acknowledgment of Receipt of Compliance

Return By: [date]

To:                     , Head of Legal

From:

Re: Venus Concept Inc. Code of Business Conduct and Ethics

I have received, reviewed, and understand the above-referenced Code of Business Conduct and Ethics and hereby undertake, as a condition to my present and continued employment at Venus Concept Inc. to comply fully with the policies and procedures contained therein.

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